Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Community Bankers Trust Corporation

Richmond, Virginia

We consent to the incorporation by reference in Registration Statement of Community Bankers Trust Corporation and Subsidiary relating to the Community Bankers Trust Corporation 2009 Stock Incentive Plan on Form S-8 (No. 333-173418) of our report dated March 13, 2015, relating to our audit of the consolidated financial statements, at December 31, 2014 and for each of the years in the two year period then ended, which appear in this Annual Report on Form 10-K of Community Bankers Trust Corporation and Subsidiary for the year ended December 31, 2015.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

March 11, 2016